Exhibit 99.1

  Cincinnati Financial Corporation Reports Strong Third-Quarter 2004 Results

          - Net income at 53 cents per share compared with 61 cents

              - Operating income* improves to 56 cents per share
               from 46 cents before one-time software recovery

              - Property casualty GAAP combined ratio at 97.8%, including 11.8 percentage points from catastrophe losses

      - Full-year estimate of property casualty profitability increases, with lower premium growth target

                       - Book value at $36.21 per share

    CINCINNATI, Oct. 21 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today reported third-quarter 2004 net income of $90 million, or 53 cents per diluted share, compared with $104 million, or 61 cents per share, in the third quarter of 2003. Net income per share included net realized investment losses of 3 cents per share in 2004 versus a gain of 6 cents in the third quarter of 2003. Net income for the third quarter of 2003 included a $15 million, or 9 cent per share, after-tax software cost recovery. Per-share amounts for all periods have been adjusted for the 5 percent stock dividend paid June 15, 2004.
    Revenues from pretax investment income rose 6.1 percent to $124 million for the third quarter. Total revenues advanced $43 million, or 5.1 percent, to $879 million, reflecting 8.1 percent total earned premium growth and realized losses versus realized gains in the comparable 2003 quarter.


    Financial Highlights*

      (Dollars in millions,
       except share data)      Third Quarter Ended        Nine Months Ended
                                  September 30,              September 30,
                                2004         2003         2004         2003
      Income Statement Data
        Net income               $90         $104         $392         $245
        Negotiated
         settlement-software
         cost recovery            --           15           --           15
        Net income before
         recovery*               $90          $89         $392         $230
        Net realized investment
         gains and losses         (5)          10           36          (29)
        Operating income
         before recovery*        $95          $79         $356         $259

      Per Share Data
       (diluted)
        Net income             $0.53        $0.61        $2.30        $1.44
        Negotiated
         settlement-software
         cost recovery            --         0.09           --         0.09
        Net income before
         recovery*             $0.53        $0.52        $2.30        $1.35
        Net realized investment
         gains and losses      (0.03)        0.06         0.21        (0.17)
        Operating income
         before recovery*      $0.56        $0.46        $2.09        $1.52
        Cash dividend
         declared             0.2750       0.2380       0.8250       0.7140
        Book value                --           --        36.21        34.23
        Average shares
         outstanding     169,907,395  169,983,298  170,043,940  169,812,514

    * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "Storms had a significant impact on third-quarter results for the insurance industry, with The Cincinnati Insurance Companies incurring a record level of catastrophe losses. The bigger impact, however, has been on the lives of policyholders throughout the Southeast. In these difficult times, we are working to honor the trust they have placed in us by paying their claims promptly, fairly and personally. More than 100 of Cincinnati's experienced claims representatives have traveled to stricken areas to work with associates based in each market, helping policyholders get back on their feet.
    "Service also is the key to the strong performance we've recorded again this quarter, despite the catastrophe losses, and to the positive outlook we have for the remainder of 2004 and beyond," Schiff continued. "As we noted last quarter, we are entering this period of predictably increasing competition in the commercial insurance marketplace from a position of strength, with an underwriting mindset. Our personal lines operation made a small step toward a return to profitability. Our financial strength continues to let us invest for both short-term income and the potential for long-term appreciation, supporting the financial flexibility that is so valuable to our policyholders, independent agent representatives and shareholders."
    "Our nine-month GAAP combined ratio was very satisfactory at 92.3 percent, led by excellent commercial lines results. That performance puts our combined ratio on track to finish 2004 slightly better than our target ratio of 92 percent (91.5 percent on a statutory basis). We are basing this more favorable outlook on expectations that catastrophe losses will contribute approximately 5 percentage points for the full year. There also will be an approximately 1 percentage point benefit from the first-quarter 2004 release of uninsured motorist/underinsured motorist (UM/UIM) reserves. We believe we can surpass this level of underwriting success next year, assuming catastrophe losses are in the more normal range of 3 to 3.5 percentage points on the combined ratio," Schiff added.

    Catastrophe Loss Summary
    Total catastrophe losses of $86 million for third quarter, net of reinsurance, reflected $94 million from storms during the period, partially offset by reduced estimates of prior-period catastrophe losses.


     (Dollars in millions,
      net of reinsurance)     Third Quarter Ended       Nine Months Ended
                                 September 30,            September 30,
                               2004       2003          2004       2003
     Catastrophe losses
      (pretax)                  $86        $41          $133        $90
     Catastrophe losses
      per fully diluted
      share (after tax)       $0.33      $0.16         $0.51      $0.34
     Combined ratio
      impact of
      catastrophe losses
      (percentage points)      11.8        6.1           6.1        4.6


    The company's reinsurance coverage limits its losses from catastrophic events such as wind, hail, hurricanes or earthquakes. Under the 2004 reinsurance program, the company retains the first $25 million in losses arising from a single event and 43 percent of losses from $25 million to $45 million. The company retains only 5 percent of losses between $45 million and $500 million. To restore affected layers of the property catastrophe reinsurance program following Hurricane Ivan, the company incurred an $11 million reinsurance reinstatement premium in the third quarter. The company has received no information on potential assessments for wind pools in Florida and other affected states.

    Nine-Month Results
    Net income for the first nine months was $392 million, or $2.30 per diluted share, up 60.1 percent from $245 million, or $1.44 per share, in the first nine months of 2003. Net income per share included net realized investment gains of 21 cents in 2004 versus losses of 17 cents per share in 2003. Nine-month 2004 results included the first-quarter 2004 release of $32 million pretax ($21 million, or 12 cents per share, after tax) from reserves for UM/UIM losses. Remaining UM/UIM reserve changes have been immaterial since the first quarter of 2004. Nine-month 2003 results included a $15 million, or 9 cents per share, after-tax software cost recovery.
    Revenues from pretax investment income rose 5.2 percent to $365 million for the first nine months of 2004. Total revenues advanced $331 million, or
14.1 percent, to $2.672 billion, reflecting 10.4 percent total earned premium growth and realized gains versus realized losses in the first nine months of 2003.


    Property Casualty Insurance Operations

     (Dollars in
      millions - GAAP)       Third Quarter Ended        Nine Months Ended
                                September 30,             September 30,
                                2004      2003          2004        2003
     Income Statement Data
       Earned premiums          $733      $678        $2,166      $1,963
       Loss and loss expenses
        excluding catastrophe
        losses                   416       443         1,222       1,293
       Catastrophe losses         86        41           133          90
       Commissions               149       136           445         379
       Underwriting expenses      66        35           199         136
         Underwriting profit     $16       $23          $167         $65
         Underwriting
          profit before
          recovery*              $16        $-          $167         $42

     Ratio Data
       Loss and loss expenses
        excluding catastrophe
        losses                  56.7%     65.3%         56.5%       65.8%
       Catastrophe losses       11.8       6.1           6.1         4.6
       Commissions              20.3      20.0          20.5        19.3
       Underwriting
        expenses                 9.0       5.2           9.2         7.0
         Combined ratio         97.8%     96.6%         92.3%       96.7%
         Combined ratio
          before recovery*      97.8%    100.0%         92.3%       97.9%

    * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    For the third quarter, statutory net written premiums of the property casualty insurance affiliates rose 3.7 percent to $750 million compared with $723 million in last year's third quarter. Both net written and net earned premium for 2004 were reduced by the $11 million reinsurance reinstatement premium, which lowered the third-quarter net written premium growth rate by
1.5 percentage points. For the first nine months of 2004, statutory net written premiums of the property casualty insurance affiliates rose 6.5 percent to $2.274 billion compared with $2.136 billion last year. The reinsurance reinstatement premium lowered the nine-month growth rate by 0.5 percentage points.
    Third-quarter new business written directly by agencies was unchanged at $87 million, including $73 million in commercial lines new business and $14 million in personal lines new business. Nine-month new business written directly by agencies was $253 million, up 4.9 percent over the first nine months of last year.
    The third-quarter 2004 GAAP combined ratio of 97.8 percent improved
2.2 percentage points over the comparable prior period excluding the software recovery. The loss and loss expense ratio excluding catastrophes declined
8.6 percentage points. The third-quarter 2004 commission expense ratio rose by
0.3 percentage points. The underwriting expense ratio rose by 0.4 percentage points, excluding the 3.4 percentage point benefit of the recovery from 2003 underwriting expenses. The nine-month 2004 GAAP combined ratio of 92.3 percent included a 1.5 percentage-point benefit from the release of the UM/UIM reserves. The comparable 2003 ratio was 97.9 percent before the recovery.
    Schiff commented, "Our commercial markets are showing continuing signs of increasing competition. We believe our approach will allow us to continue winning our agencies' quality business while maintaining profitability. Everything we are doing to achieve growth revolves around strengthening our relationships with the local independent insurance agents who serve our policyholders. Restructuring selected field territories to make them smaller lets us provide a higher level of sales support and service to these agents."
    Schiff added, "We have 92 property casualty field marketing territories today, and we anticipate reaching 100 field marketing territories in 2005. Territory subdivisions are planned for Birmingham, Alabama; Chicago, Illinois; Central Indiana; Detroit, Michigan; Chattanooga and Nashville, Tennessee; and Utah. We also will carve out a new Delaware/Maryland territory when we appoint our first agencies in Delaware, which we anticipate in 2005. In addition to the representatives who staff marketing territories, the company's 975 independent agencies also are supported by more than 1,000 additional field associates who provide claims, life insurance marketing, loss control, premium audit, bond, leasing and machinery and equipment services.
    "Our first and foremost objective is to earn more business from the independent agencies that currently represent us. However, smaller territories also allow us to appoint additional, high-caliber agencies in markets where we see opportunities to attract new policyholders who value Cincinnati's financial strength, service and products. As previously announced, we anticipate appointing approximately 150 new agencies during the 2004 through 2006 period. Thirty new agencies already have been appointed in 2004, with another 20 appointments already scheduled for the last three months of the year."


    Commercial Lines

     (Dollars in
      millions - GAAP)         Third Quarter Ended      Nine Months Ended
                                  September 30,           September 30,
                                 2004      2003         2004        2003
      Income Statement Data
        Earned premiums          $537      $488       $1,576      $1,410
        Loss and loss
         expenses excluding
         catastrophe losses       285       310          826         895
        Catastrophe losses         48        10           65          28
        Commissions               108        98          324         271
        Underwriting expenses      50        31          143         106
          Underwriting
           profit                 $46       $39         $218        $110
          Underwriting profit
           before recovery*       $46       $24         $218         $95

      Ratio Data
        Loss and loss expenses
         excluding catastrophe
         losses                  53.1%     63.4%        52.4%       63.4%
        Catastrophe losses        9.0       2.0          4.1         2.0
        Commissions              20.1      20.1         20.6        19.2
        Underwriting expenses     9.2       6.6          9.1         7.6
          Combined ratio         91.4%     92.1%        86.2%       92.2%
          Combined ratio
           before recovery*      91.4%     95.0%        86.2%       93.2%

    * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    Statutory net written premiums for commercial lines of insurance rose
5.0 percent to $532 million for the third quarter, compared with $507 million in last year's third quarter. The $6 million commercial lines reinsurance reinstatement premium reduced the third-quarter growth rate by 1.3 percentage points. New commercial lines business written directly by agencies increased
2.0 percent for the third quarter and 9.9 percent for the nine months. The third-quarter 2004 commercial lines GAAP combined ratio was 91.4 percent, a
3.6 percentage-point improvement over the third-quarter of 2003 ratio excluding the recovery.
    Schiff commented, "Our plans to increase our field presence in our agencies will be most significant for commercial lines, helping to bolster new business growth as competition increases in more regional marketplaces. Agents report that the market continues to differentiate between quality and average accounts. We are pleased to hear that in most areas they are negotiating low-single-digit rate increases on most quality renewal risks that have no change in exposure.
    "To maintain our underwriting success, we intend to carefully manage our underwriting appetite and use of discounting. With increasing price pressure, our programs to accurately match exposures with appropriate premium are all the more important. Our field teams continue to support our agents by emphasizing renewal reviews and personally inspecting risks," Schiff noted.
    For the first nine months of 2004, statutory net written premiums for commercial lines of insurance rose 7.4 percent to $1.654 billion, compared with $1.540 billion last year. The reinsurance reinstatement premium reduced the nine-month growth rate by 0.4 percentage points. The commercial lines GAAP combined ratio for the first nine months of 2004 was 86.2 percent, including a
2.0 percentage-point benefit from the release of UM/UIM reserves. The comparable 2003 combined ratio was 93.2 percent before the recovery.


    Personal Lines

     (Dollars in
      millions - GAAP)         Third Quarter Ended      Nine Months Ended
                                  September 30,           September 30,
                                 2004      2003          2004      2003
      Income Statement Data
        Earned premiums          $196      $190          $590      $553
        Loss and loss
         expenses excluding
         catastrophe losses       131       133           396       398
        Catastrophe losses         38        31            68        62
        Commissions                41        38           121       108
        Underwriting expenses      16         4            56        30
          Underwriting loss      $(30)     $(16)         $(51)     $(45)
          Underwriting loss
           before recovery*      $(30)     $(24)         $(51)     $(53)

      Ratio Data
        Loss and loss
         expenses excluding
         catastrophe losses      66.9%     70.0%        67.1%     71.9%
        Catastrophe losses       19.3      16.6         11.6      11.2
        Commissions              20.9      20.0         20.5      19.6
        Underwriting expenses     8.3       1.8          9.4       5.5
          Combined ratio        115.4%    108.4%       108.6%    108.2%
          Combined ratio
           before recovery*     115.4%    112.6%       108.6%    109.6%

    * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    Statutory net written premiums for personal lines of insurance rose
0.5 percent to $218 million for the third quarter, compared with $216 million in last year's third quarter. The $5 million personal lines reinsurance reinstatement premium reduced the third-quarter growth rate by 2.1 percentage points. Third-quarter new personal lines business written directly by agencies was $14 million, compared with $15 million in last year's third quarter. The third-quarter 2004 personal lines GAAP combined ratio was 115.4 percent, including 19.3 percentage points from catastrophe losses. For the comparable 2003 period, the ratio before the recovery was 112.6 percent, including
16.6 percentage points from catastrophe losses.
    Schiff commented, "Our personal lines business is focused on achieving two key objectives: returning to profitability and deploying Diamond, our new personal lines policy processing system, as quickly as possible. While each objective brings its own challenges, including a measurable effect on new business growth, agents and associates have shown their commitment to these initiatives and an appreciation of their importance.
    "In terms of profitability, for the nine months, our personal auto line continued to perform well and our homeowner line made progress, as seen in a
5.5 percentage-point improvement in its loss and loss expense ratio excluding catastrophe losses compared with the first nine months of 2003. In addition to rate increases, deductible changes and modifications in policy terms and conditions including one-year homeowner policy periods, we anticipate fine-tuning our rate structure in 2005 to offer marketable prices to attract our agencies' quality accounts. For current personal lines policies up for renewal, retention remains above 90 percent," Schiff said.
    "The rollout of the Diamond system now has been completed for agencies in Indiana, Michigan and Ohio. These are three of our largest personal lines states, accounting for 53.1 percent of personal lines premium volume. The transition of these agencies to the Diamond system is a significant accomplishment. They also have helped us understand that the learning curve may be steeper than anticipated, temporarily reducing agency attention to new business efforts. As these agents progress through the transition, they are writing or renewing approximately $1 million in personal lines premium in Diamond each day."
    For the first nine months of 2004, statutory net written premiums for personal lines of insurance rose 4.0 percent to $620 million, compared with $596 million last year. The reinsurance reinstatement premium reduced the nine-month growth rate by 0.7 percentage points. Personal lines new business written directly by agencies for the first nine months of 2004 was $39 million, compared with $46 million in the first nine months of 2003. The personal lines GAAP combined ratio for the first nine months of 2004 was
108.6 percent, including a 0.1 percentage-point benefit from the release of UM/UIM reserves. The comparable 2003 combined ratio was 109.6 percent.

    Life Insurance Operations

     (In millions - GAAP)      Third Quarter Ended     Nine Months Ended
                                  September 30,          September 30,
                                 2004     2003          2004      2003
      Earned premiums             $25      $23           $77       $68
      Investment income, net
       of expenses                 23       22            68        67
      Other income                  1        1             2         2
        Total revenues excluding
         realized investment
         gains and losses         $49      $46          $147      $137
      Policyholder benefits        23       22            71        66
      Expenses                     14       13            40        36
        Total benefits and
         expenses                 $37      $35          $111      $102
        Income before income
         tax and realized
         investment gains
         and losses               $12      $11           $36       $35
      Income tax                    4        3            12        12
        Income before realized
         investment gains
         and losses*               $8       $8           $24       $23

    * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    The Cincinnati Life Insurance Company's third-quarter 2004 earned premiums increased 7.2 percent to $25 million. Income before realized investment gains and losses increased 3.2 percent over the third quarter of 2003. Net income including net realized investment gains and losses -- a performance indicator for Cincinnati Life -- declined 35.2 percent to $5 million for the third quarter from $8 million for the comparable 2003 period. Third-quarter realized losses in the life insurance company's investment portfolio were due to the sale of airline bonds and a decline in the fair value of derivatives embedded in convertible securities.
    Cincinnati Life President David H. Popplewell, FALU, LLIF, commented, "Since the beginning of the year, face amounts of in-force policies have grown
13.0 percent and applications submitted have grown 5.4 percent. During the third quarter, we further strengthened our worksite marketing line with the addition of a disability income product. Worksite insurance products provide our property casualty agency force with an excellent cross serving opportunity for their small commercial accounts. Agents find that offering our competitively priced worksite products through employers provides a voluntary benefit program to employees at no cost to the employer."
    For the first nine months of 2004, Cincinnati Life's earned premiums increased 13.5 percent to $77 million. Income before realized investment gains and losses increased 3.0 percent over the first nine months of 2003. For the nine months, net income including net realized investment gains and losses rose to $24 million from $14 million for the comparable 2003 period.


    Investment Operations

      (In millions, pre-tax)    Third Quarter Ended    Nine Months Ended
                                   September 30,          September 30,
                                  2004      2003         2004      2003
      Investment income:
        Interest                   $64       $60         $188      $177
        Dividends                   58        57          176       169
        Other                        3         1            5         4
        Investment expenses         (1)       (1)          (4)       (3)
          Investment income,
           net of expenses        $124      $117         $365      $347
     Net realized investment
      gains and losses:
       Other-than-temporary
        impairment charges         $(5)      $(8)         $(8)     $(77)
       Realized investment
        gains and losses             8        14           70        24
       Change in valuation
        of embedded derivatives    (10)        9           (7)        9
       Net realized investment
        gains and losses           $(7)      $15          $55      $(44)


    Consolidated pretax investment income rose 6.1 percent for the third quarter and 5.2 percent for the first nine months of 2004, benefiting from higher interest income due to cash flow invested in the fixed-income portfolio and from dividend increases by companies in the equity portfolio. Dividend increases announced during the 12 months ended September 30, 2004, by Fifth Third Bancorp and another 38 of the 50 equity holdings in the portfolio are expected to add $18 million to annualized investment income.
    Schiff commented, "We are seeing an upward trend in investment income growth. With continued strong cash flow, our investment program should produce a full-year growth rate above the high end of the 3.5 percent to 4.5 percent range we had initially anticipated, with this level of growth continuing into 2005."
    Net realized investment losses were $7 million in this year's third quarter, including $5 million in other-than-temporary impairment charges. In last year's third quarter, net realized investment gains were $15 million, including $8 million in other-than-temporary impairment charges.
    During the third quarter, the company made $208 million in net new investments from cash flow and existing cash balances. Purchases were almost entirely fixed income securities, including U.S. agency paper and municipal bonds. The market value of consolidated fixed-maturity investments rose
15.1 percent to $4.516 billion at September 30, 2004, from $3.925 billion at year-end 2003. The market value of consolidated equity securities was $7.688 billion at September 30, 2004, down from $8.524 billion at year-end 2003. The decline was due to the $350 million in net equity sales in the second quarter of 2004, as well as market value fluctuations of the company's holdings including a decline in the market value of Fifth Third, the company's largest common stock holding. Proceeds from the equity sales were reinvested in fixed income and convertible securities during the second and third quarters.
    The company repurchased 296,800 shares of Cincinnati Financial common stock at a total cost of $12 million, or $39.83 per share, during the third quarter. Approximately 5 million shares remain authorized by the board of directors for repurchase.


    Balance Sheet

      (Dollars in millions)     Third Quarter Ended    Nine Months Ended
                                   September 30,          September 30,
                                   2004     2003        2004        2003
      Balance Sheet Data
        Total assets                 --       --     $15,806     $14,958
        Invested assets              --       --      12,242      11,742
        Shareholders' equity         --       --       6,084       5,766
      Ratio Data
        Return on equity,
         annualized                 5.9%     7.1%        8.5%        5.7%
        Return on equity,
         annualized, based
         on comprehensive
         income                     2.4     (4.2)        0.7         7.8

    At September 30, 2004, consolidated assets reached $15.806 billion compared with $15.509 billion at year-end 2003. Shareholders' equity was $6.084 billion, or $36.21 per share, compared with $6.204 billion, or $36.85 per share, at year-end 2003, due to lower unrealized gains in the investment portfolio. Total debt declined to $478 million, including
$58 million in borrowings on one short-term line of credit, compared with $603 million, including $183 million in borrowings on two short-term lines, at year-end 2003. The company paid off one short-term line of credit during the 2004 third quarter.
    As announced in August 2004, management transferred investment securities with a market value of $1.600 billion to The Cincinnati Insurance Company from the parent company. As a result of the transfer, the ratio of investment securities held at the holding company level to total holding-company-only assets moved under 40 percent at September 30, 2004, as management intended.
    Schiff noted, "The asset transfer resolved the holding company's current status under the Investment Company Act of 1940. While it also raised The Cincinnati Insurance Company's surplus, our action was not a means to accelerate growth or strengthen loss reserves. Rather, it allowed us to retain the financial flexibility that continues to support our high financial strength ratings. During the third quarter, we also followed up on other actions we had announced to support our strong policyholder surplus, including our short-term program to allocate virtually all funds available for investment purchases to fixed income securities. This builds on the enhancement to our reinsurance program we accomplished in the second quarter and the modifications to our earthquake deductibles in the Midwest that began to take effect in selected states this summer."
    Statutory surplus for the property casualty insurance group was $4.037 billion at September 30, 2004, up $1.257 billion from year-end 2003, primarily because of the asset transfer. The property casualty insurance group's ratio of common stock holdings to statutory surplus was 102.4 percent at September 30, 2004. The ratio was 93.7 percent at June 30, 2004, and
114.7 percent at year-end 2003.
    Schiff added, "Over the longer term, we anticipate continuing to allocate approximately 25 percent to 35 percent of new money to equities on a consolidated basis. Our equity approach remains the center of our investing strategy."
    During the third quarter, the company also announced that it anticipates investing approximately $98 million in a headquarters expansion beginning in early 2005. The company believes that the financial resources of its insurance operations are adequate to fund the project; however, management is exploring the full range of financing options available.

    Outlook Positive for Remainder of 2004 and 2005
    Schiff commented, "For the full-year 2004, we now expect that our property casualty combined ratio may be slightly better than our target ratio of 92 percent (91.5 percent on a statutory basis). We believe we will exceed this level of underwriting success next year, if catastrophe losses are in the more normal range of 3 to 3.5 percentage points on the combined ratio.
    "With our emphasis on underwriting, the softening of commercial lines prices and our modest shorter-term expectations for new personal lines business, we now believe total 2004 written premiums growth may be in the range of 7 percent," Schiff added. "The strong profitability we anticipate more than offsets the slightly lower growth rate we now are targeting. Our agents continue to choose Cincinnati for their quality business.
    "As a result, we look forward to 2005 with optimism. Our agencies are growing and we expect to grow with them, while making purposeful decisions to maintain our position as an industry profitability leader over the longer term," Schiff concluded.

    For additional information or to register for this afternoon's conference call, please visit http://www.cinfin.com .

    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at http://www.cinfin.com .

    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

    -- unusually high levels of catastrophe losses due to changes in weather patterns, environmental events, terrorism incidents or other causes

    -- ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers

    -- increased frequency and/or severity of claims

    -- events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:

        -- downgrade of the company's financial strength ratings

        -- concerns that doing business with the company is too difficult or

        -- perceptions that the company's level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

    -- insurance regulatory actions, legislation or court decisions or legal actions that increase expenses or place the company at a disadvantage in the marketplace

    -- delays in the development, implementation, performance and benefits of technology projects and enhancements

    -- inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

    -- results and timely completion of assessment and remediation of internal controls for financial reporting under the Sarbanes-Oxley Act of 2002

    -- recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

    -- sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp (Fifth Third) shares, a significant equity holding

    -- events that lead to a significant decline in the market value of a particular security and impairment of the asset

    -- prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income

    -- adverse outcomes from litigation or administrative proceedings

    -- limited flexibility in conducting investment activities if the restrictions imposed by the Investment Company Act of 1940 become applicable to the parent company.

    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
    Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included in this material.


                         Cincinnati Financial Corporation
                            Consolidated Balance Sheets

      (Dollars in millions except share data)  September 30,     December 31,
                                                   2004             2003
                                               (unaudited)
      Assets
        Investments
          Fixed maturities, at fair
           value (amortized cost:
           2004-$4,268; 2003-$3,669)             $4,516            $3,925
           Equity securities, at fair
           value (cost: 2004-$2,203;
           2003-$2,487)                           7,688             8,524
          Other invested assets                      38                36
        Cash                                        311                91
        Investment income receivable                 98                99
        Finance receivable                           96                81
        Premiums receivable                       1,154             1,060
        Reinsurance receivable                      739               617
        Prepaid reinsurance premiums                 14                13
        Deferred policy acquisition costs           396               372
        Property and equipment, net, for
         company use (accumulated depreciation:
         2004-$202; 2003-$181)                      157               153
        Other assets                                118                75
        Separate accounts                           481               463
          Total assets                          $15,806           $15,509

      Liabilities
        Insurance reserves
          Losses and loss expense                $3,681            $3,415
          Life policy reserves                    1,139             1,025
        Unearned premiums                         1,566             1,446
        Other liabilities                           603               404
        Deferred income tax                       1,774             1,949
        Notes payable                                58               183
        6.9% senior debenture due 2028              420               420
        Separate accounts                           481               463
          Total liabilities                       9,722             9,305

      Shareholders' equity
        Common stock, par value-$2 per
         share; authorized 200 million
         shares;  issued: 2004-185
          million shares, 2003-176
          million shares                            370               352
        Paid-in capital                             652               306
        Retained earnings                         1,879             1,986
        Accumulated other comprehensive
         income-unrealized gains on
         investments and derivatives              3,726             4,084
        Treasury stock at cost (2004-17
         million shares, 2003-16 million
         shares)                                   (543)             (524)
          Total shareholders' equity              6,084             6,204
          Total liabilities and
           shareholders' equity                 $15,806           $15,509




                             Cincinnati Financial Corporation
                         Consolidated Statements of Income

       (In millions except per share data)   Nine Months Ending September 30,
                                                  2004              2003
                                                        (unaudited)
      Revenues
       Earned premiums
          Property casualty                     $2,166            $1,963
          Life                                      77                68
        Investment income, net of expenses         365               352
        Realized investment gains and losses        55               (44)
        Other income                                 9                 3
          Total revenues                         2,672             2,342

      Benefits and expenses
        Insurance losses and policyholder
         benefits                                1,424             1,447
        Commissions                                468               402
        Other operating expenses                   192               142
        Taxes, licenses and fees                    55                48
        Increase in deferred policy
         acquisition costs                         (29)              (42)
        Interest expense                            27                25
        Other expenses                               6                10
          Total benefits and expenses            2,143             2,032
      Income before income taxes                   529               310

      Provision (benefit) for income taxes
        Current                                    120                75
        Deferred                                    17               (10)
         Total provision (benefit) for
          income taxes                             137                65

      Net income                                  $392              $245

      Per common share
        Net income -- basic                      $2.33             $1.45
        Net income -- diluted                    $2.30             $1.44



    Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. In the nine months ending September 30, 2004 and 2003, diluted net income would have been reduced by less than 4 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.

                     Definitions of Non-GAAP Information
                and Reconciliation to Comparable GAAP Measures

    Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
    Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas - property casualty insurance, life insurance and investments - where analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events unrelated to business performance that distort short-term results; involve values that fluctuate based on events outside of management's control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
    Operating income: Operating income (also described as net income before realized investment gains and losses) is calculated by excluding net realized investment gains and losses from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company's insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management's discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not be indicative of the performance of ongoing underlying business operations in that period.
    For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on operating income in their analyses. The company presents operating income so all investors have what management believes to be a useful supplement to GAAP information.
    Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, certain data also must be calculated according to statutory accounting rules as defined in the NAIC's Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available and used by various organizations to calculate aggregate industry data, study industry trends and make comparisons between various insurance companies.
    Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.
    Written premium adjustment -- statutory basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when evaluating trends in written premiums and statutory ratios that make use of written premiums.

    One-time charges or adjustments: Management analyzes results excluding the impact of one-time items.
    -- In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

    -- In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

    -- In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium bank-owned life insurance (BOLI) policy booked at the end of 1999 that was segregated as a Separate Account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company's consolidated financials.

    Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when evaluating written premiums and statutory ratios that make use of written premiums.
    Life insurance gross written premiums: In analyzing life insurance company gross written premiums, management excludes three larger, single-pay life insurance policies (BOLIs) to focus on the trend in premiums written through the agency distribution channel.


              Cincinnati Financial Corporation and Subsidiaries
                     Quarterly Net Income Reconciliation

     (In millions except
      per share data)
                                         Three months ended
                     12/31/  9/30/  6/30/  3/31/  12/31/  9/30/  6/30/  3/31/
                      2004   2004   2004   2004    2003   2003   2003   2003

      Net income              $90   $155   $146    $130   $104    $84    $57
      One-time item             0      0      0       0     15      0      0
      Net income
       before
       one-time item          $90   $155   $146    $130    $89    $84    $57
      Net realized
       investment
       gains and
       losses                  (5)    36      4       2     10      1    (40)
      Operating
       income before
       one-time item          $95   $119   $142    $128    $79    $83    $97
      Less catastrophe
       losses                  56     30      0       4     27     30      2
      "Operating income
       before
       catastrophe
       losses and
       one-time item"        $151   $149   $142    $132   $106   $113    $99


    Diluted per
     share data
      Net income            $0.53  $0.91  $0.86   $0.76  $0.61  $0.50  $0.33

    One-time item            0.00   0.00   0.00    0.00   0.09   0.00   0.00
    Net income before
     one-time item          $0.53  $0.91  $0.86   $0.76  $0.52  $0.50  $0.33
    Net realized
     investment gains
     and losses             (0.03)  0.21   0.03    0.01   0.06   0.01  (0.24)
    Operating income
     before one-time
     item                   $0.56  $0.70  $0.83   $0.75  $0.46  $0.49  $0.57
    Less catastrophe
     losses                 (0.33) (0.16)  0.00   (0.03) (0.16) (0.18) (0.01)
    "Operating income
     before catastrophe
     losses and
     one-time item"         $0.89  $0.86  $0.83   $0.78  $0.62  $0.67  $0.58


                               Six months     Nine months    Twelve months
                                 ended           ended           ended
                              6/30/  6/30/   9/30/  9/30/   12/31/  12/31/
                              2004   2003    2004   2003     2004    2003

      Net income              $301   $141    $392   $245             $374
      One-time item              0      0       0     15               15
      Net income
       before one-time
       item                   $301   $141    $392   $230             $359
      Net realized
       investment gains
       and losses               40    (39)     36    (29)             (27)
      Operating income
       before one-time
       item                   $261   $180    $356   $259             $386
      Less catastrophe
       losses                   30     32      86     59               63
      "Operating income
       before catastrophe
       losses and
       one-time item"         $291   $212    $442   $318             $449

    Diluted per share data
      Net income             $1.77  $0.83   $2.30  $1.44            $2.21
      One-time item           0.00   0.00    0.00   0.09             0.09
      Net income before
       one-time item         $1.77  $0.83   $2.30  $1.35            $2.12
      Net realized
       investment gains
       and losses             0.24  (0.23)   0.21  (0.17)           (0.16)
      Operating income
       before one-time
       item                  $1.53  $1.06   $2.09  $1.52            $2.28
      Less catastrophe
       losses                (0.18) (0.19)  (0.51) (0.34)           (0.37)
      "Operating income
       before catastrophe
       losses and
       one-time item"        $1.71  $1.25   $2.60  $1.86            $2.65

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


                          Cincinnati Insurance Group
               Quarterly Property Casualty Data - Consolidated

    (Dollars in millions)           Three months ended
                     12/31/  9/30/  6/30/  3/31/  12/31/  9/30/  6/30/  3/31/
                      2004   2004   2004   2004    2003   2003   2003   2003
    Premiums
      Adjusted
       written
       premiums
       (statutory)           $750   $761   $767    $698   $714   $707   $667
      "Written
       premium
       adjustment
       -- statutory
       only"                   0     (27)    23     (19)     9     19     20
      Reported
       written
       premiums
       (statutory)*          $750   $734   $790    $679   $723   $726   $687
      Unearned
       premiums change        (17)   (17)   (74)     11    (45)   (70)   (58)
      Earned premiums        $733   $717   $716    $690   $678   $656   $629

    Statutory
     combined ratio
      Reported statutory
       combined ratio*       97.9%  91.2%  85.1%   89.8%  96.3%  98.4%  92.8%
      "Written premium
       adjustment --
       statutory only"         NM     NM     NM      NM     NM     NM     NM
      One-time item           0.0    0.0    0.0     0.0    3.1    0.0    0.0
      Adjusted statutory
       combined ratio        97.9%  91.2%  85.1%   89.8%  99.4%  98.4%  92.8%
      Less catastrophe
       losses                11.7    6.5    0.1     1.0    6.1    7.1    0.4
      "Adjusted
       statutory
       combined ratio
       excluding
       catastrophe
       losses"               86.2%  84.7%  85.0%   88.8%  93.3%  91.3%  92.4%

      Reported
       commission
       expense ratio*        19.9%  18.9%  18.3%   18.8%  18.5%  17.0%  16.4%
      "Written premium
       adjustment --
       statutory only"         NM     NM     NM      NM     NM     NM     NM
      One-time item           0.0    0.0    0.0     0.0    0.0    0.0    0.0
      Adjusted
       commission
       expense ratio         19.9%  18.9%  18.3%   18.8%  18.5%  17.0%  16.4%

      Reported other
       expense ratio*         9.5%  10.8%   9.3%   10.9%   6.5%   8.2%  10.0%
      "Written premium
       adjustment --
       statutory only"         NM     NM     NM      NM     NM     NM     NM
      One-time item           0.0    0.0    0.0     0.0    3.1    0.0    0.0
      Adjusted other
       expense ratio          9.5%  10.8%   9.3%   10.9%   9.6%   8.2%  10.0%

      Reported
       statutory
       expense
       ratio*                29.4%  29.7%  27.6%   29.7%  25.0%  25.2%  26.4%
      "Written
       premium
       adjustment --
       statutory only"         NM     NM     NM      NM     NM     NM     NM
      One-time item           0.0    0.0    0.0     0.0    3.1    0.0    0.0
      Adjusted statutory
       expense ratio         29.4%  29.7%  27.6%   29.7%  28.1%  25.2%  26.4%

    GAAP combined ratio
      GAAP combined
       ratio                 97.8%  91.9%  87.1%   89.1%  96.6%  98.4%  95.1%
      One-time item           0.0    0.0    0.0     0.0    3.4    0.0    0.0
      GAAP combined
       ratio before
       one-time item         97.8%  91.9%  87.1%   89.1% 100.0%  98.4%  95.1%


    (Dollars in millions)      Six months     Nine months    Twelve months
                                 ended           ended           ended
                              6/30/   6/30/    9/30/   9/30/  12/31/  12/31/
                              2004    2003     2004    2003    2004    2003
    Premiums
      Adjusted written
       premiums (statutory) $1,528  $1,374   $2,278  $2,090          $2,789
      "Written premium
       adjustment --
       statutory only"          (4)     39       (4)     46              26
      Reported written
       premiums
       (statutory)*         $1,524  $1,413   $2,274  $2,136          $2,815
      Unearned premiums
       change                  (92)   (128)    (108)   (173)           (162)
      Earned premiums       $1,432  $1,285   $2,166  $1,963          $2,653

    Statutory combined ratio
      Reported statutory
       combined ratio*        88.1%   95.7%    91.4%   96.0%           94.2%
      "Written premium
       adjustment --
       statutory only"          NM      NM       NM      NM              NM
      One-time item            0.0     0.0      0.0     1.0             0.8

      Adjusted statutory
       combined ratio         88.1%   95.7%    91.4%   97.0%          95.0%
      Less catastrophe losses  3.3     3.8      6.1     4.6            3.6

      "Adjusted statutory
       combined ratio
       excluding catastrophe
       losses"                84.8%   91.9%    85.3%   92.4%          91.4%

      Reported commission
       expense ratio*         18.6%   16.7%    19.0%   17.3%          17.6%
      "Written premium
       adjustment --
       statutory only"          NM      NM       NM      NM             NM
      One-time item            0.0     0.0      0.0     0.0            0.0

      Adjusted commission
       expense ratio          18.6%   16.7%    19.0%   17.3%          17.6%

      Reported other
       expense ratio*         10.0%    9.0%     9.8%    8.1%           8.9%
      "Written premium
       adjustment --
       statutory only"          NM      NM       NM      NM             NM
      One-time item            0.0     0.0      0.0     1.0            0.8

      Adjusted other
       expense ratio          10.0%    9.0%     9.8%    9.1%           9.7%

      Reported statutory
       expense ratio*         28.6%   25.7%    28.9%   25.5%          26.5%
      "Written premium
       adjustment --
       statutory only"          NM      NM       NM      NM             NM
      One-time item            0.0     0.0      0.0     1.0            0.8

      Adjusted statutory
       expense ratio          28.6%   25.7%    28.9%   26.5%          27.3%

    GAAP combined ratio
      GAAP combined ratio     89.5%   96.8%    92.3%   96.7%          94.7%
      One-time item            0.0     0.0      0.0     1.2            0.8

    GAAP combined ratio
     before one-time item     89.5%   96.8%    92.3%   97.9%          95.5%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful

    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                          Cincinnati Insurance Group
             Quarterly Property Casualty Data - Commercial Lines

    (Dollars in millions)              Three months ended
                     12/31/  9/30/  6/30/  3/31/  12/31/  9/30/  6/30/  3/31/
                      2004   2004   2004   2004    2003   2003   2003   2003

    Premiums
      Adjusted written
       premiums
       (statutory)           $532   $537   $587    $507   $499   $495   $506
      "Written premium
       adjustment --
       statutory only"          0    (25)    23     (16)     8     12     20
      Reported written
       premiums
       (statutory)*          $532   $512   $610    $491   $507   $507   $526
      Unearned premiums
       change                   5      8    (91)      7    (19)   (35)   (76)
      Earned premiums        $537   $520   $519    $498   $488   $472   $450

    Statutory combined
     ratio
      Reported statutory
       combined ratio*       92.0%  84.1%  80.3%   89.7%  91.9%  91.9%  90.3%
      "Written premium
       adjustment --
       statutory only"         NM     NM     NM      NM     NM     NM     NM
      One-time item           0.0    0.0    0.0     0.0    2.9    0.0    0.0
      Adjusted statutory
       combined ratio        92.0%  84.1%  80.3%   89.7%  94.7%  91.9%  90.3%
      Less catastrophe
       losses                 9.0    3.0    0.2     2.9    2.0    2.9    1.0
      "Adjusted statutory
       combined ratio
       excluding
       catastrophe
       losses"               83.0%  81.1%  80.1%   86.8%  92.7%  89.0%  89.3%

    GAAP combined ratio
      GAAP combined ratio    91.4%  84.4%  82.6%   88.5%  92.1%  91.4%  93.2%
      One-time item           0.0    0.0    0.0     0.0    2.9    0.0    0.0
      GAAP combined ratio
       before one-time
       item                  91.4%  84.4%  82.6%   88.5%  95.0%  91.4%  93.2%


    (Dollars in millions)      Six months     Nine months    Twelve months
                                 ended           ended           ended
                              6/30/   6/30/    9/30/   9/30/  12/31/  12/31/
                              2004    2003     2004    2003    2004    2003
    Premiums
      Adjusted written
       premiums (statutory) $1,124  $1,001   $1,656  $1,502          $2,009
      "Written premium
       adjustment --
       statutory only"          (2)     32       (2)     38              22
      Reported written
       premiums
       (statutory)*         $1,122  $1,033   $1,654  $1,540          $2,031
      Unearned premiums
       change                  (84)   (111)     (79)   (130)           (123)
      Earned premiums       $1,038    $922   $1,575  $1,410          $1,908

    Statutory combined ratio
      Reported statutory
       combined ratio*        82.0%   91.1%    85.4%   91.4%           90.9%
      "Written premium
       adjustment --
       statutory only"          NM      NM       NM      NM              NM
      One-time item            0.0     0.0      0.0     0.9             0.7
      Adjusted statutory
       combined ratio         82.0%   91.1%    85.4%   92.3%           91.6%
      Less catastrophe
       losses                  1.6     2.0      4.1     2.0             2.2
      "Adjusted statutory
       combined ratio
       excluding
       catastrophe losses"    80.4%   89.1%    81.3%   90.3%           89.4%

    GAAP combined ratio
      GAAP combined ratio     83.5%   92.3%    86.2%   92.2%           91.2%
      One-time item            0.0     0.0      0.0     1.0             0.8
      GAAP combined
       ratio before
       one-time item          83.5%   92.3%    86.2%   93.2%           92.0%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful

    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                          Cincinnati Insurance Group
              Quarterly Property Casualty Data - Personal Lines

    (Dollars in millions)              Three months ended
                     12/31/  9/30/  6/30/  3/31/  12/31/  9/30/  6/30/  3/31/
                      2004   2004   2004   2004    2003   2003   2003   2003
    Premiums
      Adjusted
       written
       premiums
       (statutory)           $217   $224   $180    $191   $215   $212   $161
      "Written premium
       adjustment --
       statutory only"          0     (2)     0      (3)     1      7      0
      Reported
       written
       premiums
       (statutory)*          $217   $222   $180    $188   $216   $219   $161
      Unearned
       premiums
       change                 (21)   (25)    17       4    (26)   (35)    18
      Earned premiums        $196   $197   $197    $192   $190   $184   $179

    Statutory combined
     ratio
      Reported statutory
       combined ratio*      114.4% 110.1%  98.7%   90.0% 108.1% 115.2%  99.5%
      "Written premium
       adjustment --
       statutory only"         NM     NM     NM      NM     NM     NM     NM
      One-time item           0.0    0.0    0.0     0.0    3.8    0.0    0.0
      Adjusted
       statutory
       combined ratio       114.4% 110.1%  98.7%   90.0% 111.9% 115.2%  99.5%
      Less catastrophe
       losses                19.3   15.7   (0.2)   (3.9)  16.6   17.8   (1.3)
      "Adjusted
       statutory
       combined ratio
       excluding
       catastrophe
       losses"               95.1%  94.4%  98.9%   93.9%  95.3%  97.4% 100.8%

    GAAP combined ratio
      GAAP combined ratio   115.4% 111.6%  98.8%   90.7% 108.4% 116.1%  99.9%
      One-time item           0.0    0.0    0.0     0.0    4.3    0.0    0.0
      GAAP combined
       ratio before
       one-time item        115.4% 111.6%  98.8%   90.7% 112.7% 116.1%  99.9%


    (Dollars in millions)      Six months     Nine months    Twelve months
                                 ended           ended           ended
                              6/30/   6/30/    9/30/   9/30/  12/31/  12/31/
                              2004    2003     2004    2003    2004    2003
    Premiums
      Adjusted written
       premiums (statutory)   $404    $373     $622    $588            $780
      "Written premium
       adjustment --
       statutory only"          (2)      7       (2)      8               4
      Reported written
       premiums (statutory)*  $402    $380     $620    $596            $784
      Unearned premiums
       change                   (8)    (16)     (30)    (43)            (39)
      Earned premiums         $394    $364     $590    $553            $745

    Statutory combined ratio
      Reported statutory
       combined ratio*       104.3%  107.2%   107.6%  107.5%          102.9%
      "Written premium
       adjustment --
       statutory only"          NM      NM       NM      NM              NM
      One-time item            0.0     0.0      0.0     1.3             1.0

      Adjusted statutory
       combined ratio        104.3%  107.2%   107.6%  108.8%          103.9%
      Less catastrophe
       losses                  7.8     8.4     11.6    11.2             7.3
      "Adjusted statutory
       combined ratio
       excluding
       catastrophe losses"    96.5%   98.8%    96.0%   97.6%           96.6%

    GAAP combined ratio
      GAAP combined ratio    105.2%  108.1%   108.6%  108.2%          103.6%
      One-time item            0.0     0.0      0.0     1.5             1.1
      GAAP combined ratio
       before one-time item  105.2%  108.1%   108.6%  109.7%          104.7%

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful

    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

SOURCE  Cincinnati Financial Corporation
    -0-                             10/21/2004
    /CONTACT:  Investors: Heather J. Wietzel, +1-513-603-5236, or Media: Joan
O. Shevchik, +1-513-603-5323, both for Cincinnati Financial Corporation/
    /Web site:  http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  ERN ERP